Filed Pursuant to Rule 433

Registration No. 333-236846

Registration No. 333-236846-01

February 11, 2021

PRICING TERM SHEET

2.100% Medium-Term Notes due 2033
Issuer:	UDR, Inc.
Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security Title:	2.100% Medium-Term Notes due 2033
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$300,000,000
Maturity Date:	June 15, 2033
Coupon:	2.100%
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2021
Price to Public:	99.592% of the principal amount
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	0.875% due November 15, 2030
Benchmark Treasury Price/Yield:	97-18+ / 1.138%
Spread to Benchmark Treasury:	+100 bps
Re-Offer Yield:	2.138%
Optional Redemption Provisions: Make-Whole Call: Par Call:	T+15 bps Redemption at par plus accrued and unpaid interest on or after March 15, 2033 as set forth in the preliminary pricing supplement
Trade Date:	February 11, 2021
Settlement Date:

February 26, 2021 (T+10); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in

T+10, to specify alternative settlement arrangements to prevent a failed settlement.
CUSIP:	90265EAV2
ISIN:	US90265EAV20
Joint Book-Running Managers:	Wells Fargo Securities, LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Regions Securities LLC TD Securities (USA) LLC Truist Securities, Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of these documents may be obtained by contacting (i) Wells Fargo Securities, LLC, toll free at 1-800-645-3751; (ii) PNC Capital Markets LLC, Toll-free at 1-855-881-0697; or (iii) U.S. Bancorp Investments, Inc., Toll-free: 1 877-558-2607.